FOR IMMEDIATE RELEASE

August 30, 2010

Contact Investor Relations:

William McKay, Chief Executive Officer
626-755-1211
wrmckay@gmail.com
Website: www.transpacificaerospace.com

Trans-Pacific Aerospace Company, Inc. Appoints Kevin Gould to Board of Directors; Aerospace Veteran Joins the Team

SAN JUAN CAPISTRANO, CA-- (Businesswire ) - Trans-Pacific Aerospace Company, Inc. (OTC.BB:TPAC - News) announced today that it has appointed Kevin Gould, an aerospace veteran from Boeing, Adam Aircraft Industries and Piper Aircraft, to serve on its board of directors.

Kevin Gould served as President and CEO of airplane manufacturer Piper Aircraft since early 2009.  During that time, the company doubled its market share, elevated spare parts fill rates by outsourcing their distribution to Aviall, successfully introduced the two-seat PiperSport by partnering with manufacturer Czech Sport Aircraft, overhauled and globalized its sales and distribution channel, initiated Facebook/YouTube/Twitter marketing programs, cut SG&A through innovative restructuring of its product liability risk management, and re-launched development of its PiperJet aircraft.

Prior to becoming CEO, Kevin Gould was VP of Operations at Piper from 2005-2009.  As such, he was a member of the executive team that turned around and sold the company to a foreign sovereign wealth fund.  During his tenure as VP of Operations, the company reorganized its manufacturing operations, increased on-time deliveries from 50% to 99%, reduced labor costs 20%, decreased material costs 10%, cut cycle times 50% (resulting in working capital reductions of $7m), and improved quality by 50%.

Previously, Kevin Gould was VP of Operations at startup aircraft manufacturer Adam Aircraft.  There he set up production operations for the company's carbon fiber piston and jet airplanes.  Before joining Adam Aircraft, Kevin acquired, turned around and sold healthcare documentation startup Clinicient which provides internet-based documentation and billing services to the physical therapy industry.  Earlier, Kevin spent 12 years in various management and executive positions at Boeing, managing manufacturing, engineering, financial and facilities functions in the commercial aircraft division of the company.  In his last assignment at Boeing, he formed and led the business unit that designed, manufactured and procured all wire harnesses and electrical components for the company's 777, 747, 767, 737 and 757 commercial aircraft.  Prior to Boeing, Kevin spent 3 years managing production and finance functions at Hewlett-Packard's signal generator and radio frequency analyzer test division.  He also spent 3 years as an attorney at a major Los Angeles law firm, practicing business and real estate law.

"We're thrilled that Kevin has joined the board of directors," said Bill McKay, Trans-Pacific Aerospace CEO. "We are searching for board members with industry experience, expertise and contacts to enhance the profile of Trans-Pacific Aerospace Company.  Kevin has all of these qualities in addition to a strong background in foreign sourcing of aerospace products.  We plan on tapping Kevin’s knowledge and skills in order to improve and grow the company.  We are confident that Kevin will help us tremendously in executing our business plan.  As Trans-Pacific develops new product lines for applications in China we believe that Kevin, who has an established relationship with AVIC, will be able to work with AVIC and several of China's new super ministries, which we hope will give us a marketable advantage in the Chinese aerospace sector."

Kevin has served on several boards of directors including Piper Aircraft, General Aviation Manufacturers Association (executive committee and chairman of Product Liability committee), BECU ($4 Billion financial institution) and United Way of Snohomish County.  He holds an MBA from Harvard University, a MS in management from Stanford University's Sloan program, a JD from University of Southern California and a BA from Washington State University.  He has a wife and two grown children and enjoys tennis, skiing, flying, motorcycling and automobiles.  He is an instrument rated pilot.

Trans-Pacific Aerospace Company plans to use its proprietary aerospace bearing technologies to manufacture and sell component parts for both new commercial aircraft and spares for the existing commercial fleet, initially through a joint venture in China. The component parts are referred to as self-lubricating spherical bearings, and they help with several flight critical tasks including aircraft flight controls and landing gears.

Information About Forward-Looking Statements

This press release contains or incorporates by reference "forward-looking statements" including certain information with respect to plans and strategies of Trans-Pacific Aerospace Company, Inc. For this purpose, any statements contained herein or incorporated herein by references that are not statements of historical fact may be deemed forward looking statements. Without limiting the foregoing, the words "believes," "suggests," "anticipates," "plans," "expects," and similar expressions are intended to identify forward looking statements. There are a number of events or actual results of Trans-Pacific Aerospace Company, Inc. operations that could differ materially from those indicated by such forward-looking statements.